CERTIFICATE OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

TESMARK, INC.

The undersigned President and Secretary of TESMARK, INC. a Nevada corporation, pursuant to the provisions of Section 78.385 and 78.390, of the Nevada Revised Statutes, for the purpose of amending the Artic1es of Incorporation of the said Corporation, do certify as follows:

That the Board of Directors of the said corporation, at a meeting duly convened and held on the 19th day of January, 2001. adopted resolutions to amend the Articles of Incorporation, as follows

ARTICLE I shall be amended as follows:

ARTICLE I - NAME

The name of the Corporation shall be 5G WIRELESS COMMUNICATIONS, INC. The foregoing amendment to the Articles of Incorporation were duly adopted by the written consent of the shareholders of the Corporation pursuant toSection 78.320 of the Nevada Revised Statue, on January 19th, 2001. The number of shares of Common Stock of the Corporation and entitles to vote on 12,750,490 shares and the said amendments were approved and consented to by

6,675,000 shares, being voted in person or by proxy, which represented more than a 52% majority of the issued and outstanding shares of the Common Stock of the Corporation.

The undersigned President and Secretary of the Corporation hereby declare that the forgoing Certificate of Amendment to Articles of Incorporation is true and correct to the best of their knowledge and belief. In witness whereof, this certificate has been executed by the undersigned on January 19, 2001.

/s/ Allen Schwabe

/s/ Don F. Boudewyn

Don F. Boudewyn

This Document was signed in my presence by Allen Schwabe at the at the city of Richmond, in the province City of Vancouver Province Of British Columbia, Canada, this 24of BC on January 24, 2001Day of January, 2001.

/s/ Gail M. Maida